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                                                                    EXHIBIT 77C

RESULTS OF MEETING OF STOCKHOLDERS
(UNAUDITED)

The 83rd Annual Meeting of Stockholders of Tri-Continental Corporation (the Corporation) was held on April 17, 2013. Stockholders voted in favor of each of the two proposals. The description of each proposal and number of shares voted are as follows:

PROPOSAL 1

To elect two Directors to the Corporation's Board, each to hold office until the 2015 Annual Meeting of Stockholders and all until their successors are elected and qualify:

DIRECTOR                       FOR        WITHHELD
--------                       ---        --------
Leroy C. Richie                39,367,764 8,229,988
William F. Truscott            39,402,005 8,195,747

PROPOSAL 2

To ratify the selection of PricewaterhouseCoopers LLP as the Corporation's independent registered public accounting firm for 2013:

FOR                            AGAINST   ABSTAIN
---                            -------   -------
42,035,837                     3,396,943 2,164,976